EXHIBIT 12.3

OHIO EDISON COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$212,384	$197,830	$212,359	$122,434	$157,240
Interest and other charges, before reduction for amounts capitalized and deferred	90,952	83,343	75,058	90,669	88,588
Provision for income taxes	123,343	101,273	98,584	66,186	81,972
Interest element of rentals charged to income (a)	89,354	79,954	74,962	69,597	63,133

Earnings as defined	$516,033	$462,400	$460,963	$348,886	$390,933

FIXED CHARGES AS DEFINED IN REGULATION S-K:
Interest before reduction for amounts capitalized and deferred	$90,356	$83,343	$75,058	$90,669	$88,588
Subsidiaries’ preferred stock dividend requirements	597	—	—	—	—
Adjustments to subsidiaries’ preferred stock dividends to state on a pre-income tax basis	651	—	—	—	—
Interest element of rentals charged to income (a)	89,354	79,954	74,962	69,597	63,133

Fixed charges as defined	$180,958	$163,297	$150,020	$160,266	$151,721

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES	2.85	2.83	3.07	2.18	2.58

(a)	Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.

EXHIBIT 12.3

OHIO EDISON COMPANY
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)

	Year Ended December 31,
	2006	2007	2008	2009	2010
	(Dollars in thousands)
EARNINGS AS DEFINED IN REGULATION S-K:
Income before extraordinary items	$212,384	$197,830	$212,359	$122,434	$157,240
Interest and other charges, before reduction for amounts capitalized and deferred	90,952	83,343	75,058	90,669	88,588
Provision for income taxes	123,343	101,273	98,584	66,186	81,972
Interest element of rentals charged to income (a)	89,354	79,954	74,962	69,597	63,133

Earnings as defined	$516,033	$462,400	$460,963	$348,886	$390,933

FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS):
Interest before reduction for amounts capitalized and deferred	$90,356	$83,343	$75,058	$90,669	$88,588
Preferred stock dividend requirements	5,149	—	—	—	—
Adjustments to preferred stock dividends to state on a pre-income tax basis	3,263	—	—	—	—
Interest element of rentals charged to income (a)	89,354	79,954	74,962	69,597	63,133

Fixed charges as defined plus preferred stock dividend requirements (pre-income tax basis)	$188,122	$163,297	$150,020	$160,266	$151,721

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)	2.74	2.83	3.07	2.18	2.58

(a)	Includes the interest element of rentals where determinable plus 1/3 of rental expense where no readily defined interest element can be determined.